FEE WAIVER/EXPENSE DEFERRAL AGREEMENT

THIS FEE WAIVER/EXPENSE DEFERRAL AGREEMENT (the “Agreement”) dated as of April 10, 2025 by and between ARDIAN ACCESS LLC, a Delaware limited liability company (the “Fund”), and ARDIAN US LLC, a Delaware limited liability company ( “Ardian US”).

WHEREAS, Ardian US has been appointed the investment adviser of the Fund pursuant to an Investment Management Agreement dated as of April 10, 2025 by and between the Fund and Ardian US (the “Investment Management Agreement”); and

WHEREAS, the Fund and Ardian US desire to enter into the arrangements described herein relating to certain fees and expenses of the Fund;

NOW, THEREFORE, the Fund and Ardian US hereby agree as follows:

1. Ardian US agrees, subject to Section 2 hereof, for a period of one year from the effective date of the Fund’s registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on Form N-2 (a) to reduce the fees payable to it under the Investment Management Agreement to 0.00% and (b) to pay any operating expenses of the Fund, to the extent necessary to limit the operating expenses of the Fund, exclusive of (i) the management fee; (ii) distribution (12b-1) fees; (iii) acquired fund fees and expenses; (iv) expenses incurred directly or indirectly by the Fund as a result of expenses related to investing in, or incurred by, a portfolio fund or other permitted investment, including, without limitation, management fees, performance fees and/or incentive allocations and other fees and expenses; (v) transaction costs, including legal costs and brokerage and clearing costs and commissions, associated with the acquisition and disposition of any investments; (vi) interest payments on borrowed funds, if any; (vii) fees and expenses in connection with any credit facilities; (viii) taxes; (ix) dividends on securities sold short, if any; and (x) extraordinary expenses (as determined in the sole discretion of Ardian US) not incurred in the ordinary course of the Fund’s business (including, without limitation, litigation expenses) (collectively, the “Excluded Expenses”) to the annual rate of 1.09% of the net assets attributable to each class of units issued by the Fund (“Units”) as of the end of each calendar month (the “Expense Cap”).

2. The Fund agrees to pay to Ardian US (a) the amount of any fees that, but for Section 1 hereof, would have been payable by the Fund to Ardian US pursuant to the Investment Management Agreement and (b) the amount of any other operating expenses of the Fund that Ardian US paid pursuant to Section 1 hereof (collectively, “Deferred Fees and Expenses”), subject to the limitations provided in this Section 2. With respect to each class of Units, the Fund agrees to repay Ardian US the Deferred Fees and Expenses. Such repayment shall be made monthly, but, with respect to each class of Units of the Fund, only if the operating expenses of such class of Units (exclusive of the Excluded Expenses), without regard to such repayment, are at an annual rate (as a percentage of the net assets attributable to such class of Units as of the end of each calendar month) that does not exceed the lesser of (i) the Expense Cap (exclusive of the Excluded Expenses) with respect to such class of Units, and (ii) any expense cap (exclusive of any excluded expenses) in effect with respect to such class of Units on the date of payment. Furthermore, the amount of Deferred Fees and Expenses paid by the Fund in any month with respect to a class of Units shall be limited so that the sum of (A) the amount of such payment and (B) the other operating expenses of the Fund with respect to such class of Units (exclusive of the Excluded Expenses) do not exceed the lesser of (I) the Expense Cap (exclusive of the Excluded Expenses) with respect to such class of Units, and (II) any expense cap (exclusive of any excluded expenses) in effect with respect to such class of Units on the date of payment.

Notwithstanding all of the foregoing, Deferred Fees and Expenses shall not be payable by the Fund with respect to amounts paid, waived, or reimbursed by Ardian US more than thirty-six (36) months after the date such amounts are paid, waived or reimbursed by Ardian US.

3. The term of this Agreement (the “Term”) shall be for a period of one year commencing on the effective date of the Fund’s Registration Statement, provided, however, that the Fund’s obligation to repay Deferred Fees and Expenses, subject to the conditions described above, shall survive expiration or termination of this Agreement. For the avoidance of doubt, neither the expiration nor termination of this Agreement shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of Deferred Fees and Expenses with respect to periods prior to the date of such expiration or termination. Ardian US may not terminate the Agreement during the Term.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARDIAN ACCESS LLC

By
Name:
Title:

ARDIAN US LLC

By
Name:
Title: